Exhibit 99.1

CONSENT OF TUDOR, PICKERING, HOLT & CO.

The Conflicts Committee

    of the Board of Directors

BP Midstream Partners GP LLC,

    in its capacity as General Partner of BP Midstream Partners LP

501 Westlake Park Boulevard

Houston, Texas 77079

The Conflicts Committee:

We hereby consent to the inclusion of our opinion letter, dated December 19, 2021, to the Conflicts Committee of the Board of Directors of BP Midstream Partners GP LLC, in its capacity as General Partner of BP Midstream Partners LP (“BPMP”), as Annex C to, and reference to such opinion letter under the headings “SUMMARY — Opinion of the BPMP Conflicts Committee Financial Advisor” and “THE MERGER — Opinion of the BPMP Conflicts Committee Financial Advisor” in, the consent statement/prospectus relating to the proposed transaction involving BPMP and BP p.l.c. (“BP”), which consent statement/prospectus forms a part of the Registration Statement on Form F-4 of BP (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Tudor, Pickering, Holt & Co.

Tudor, Pickering, Holt & Co.

January 31, 2022